EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-44356) pertaining to the Comfort Systems USA, Inc. 401 (k) Plan of our report dated June 16, 2004, with respect to the financial statements of the Comfort Systems USA, Inc. 401 (k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Houston, Texas

June 23, 2005